UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 17, 2012

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (402) 458-2370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2012, Nelnet, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) for a $250 million unsecured line of credit with U.S. Bank National Association, individually and as Administrative Agent (the “Administrative Agent”), Lead Arranger and Book Runner, Wells Fargo Bank, National Association, individually and as Syndication Agent (the “Syndication Agent”), Citibank, N.A. and Royal Bank of Canada, individually and as Co-Documentation Agents, and First National Bank of Omaha, as an additional individual lender.

The $250 million unsecured line of credit has an initial outstanding balance of $40 million and $210 million available for future use. Borrowings by the Company under the Credit Agreement will bear interest at rates that will vary based on market conditions, the Company's credit rating, interest elections by the Company under the Credit Agreement, and other factors at the time of the borrowings. The proceeds of any borrowings are to be used for general corporate purposes. The maturity date of the Credit Agreement is February 17, 2016.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, certain financial covenants related to maintenance of a minimum consolidated net worth, a minimum adjusted EBITDA to recourse indebtedness (over the last four rolling quarters), a limitation on recourse indebtedness, and a limitation on the percentage of non-federally insured student loans in the Company's portfolio. Any violation of these covenants could lead to an event of default under the Credit Agreement. Many of these covenants are duplicated in the Company's other lending facilities, including its warehouse facilities for student loans originated under the Federal Family Education Loan Program (“FFELP”). A default on the Company's FFELP warehouse facilities would result in an event of default under the Credit Agreement that would result in the outstanding balance on the line of credit becoming immediately due and payable. The Company's obligations under the Credit Agreement are guaranteed by certain subsidiaries of the Company, as identified in the copy of the Guaranty, dated as of February 17, 2012, filed as an exhibit to this report.

The Administrative Agent, the Syndication Agent, certain of the other lenders under the Credit Agreement and certain of their respective affiliates have performed and/or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee or other services for the Company and its subsidiaries, for which they have received and/or will receive customary fees and reimbursement of expenses.

The description above is a summary of the Credit Agreement and related Guaranty and is qualified in its entirety by the complete text of the Credit Agreement and Guaranty, copies of which are filed with this report as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

In conjunction with entering into the new Credit Agreement on February 17, 2012, as discussed under Item 1.01 above, the Company terminated an Amended and Restated Credit Agreement dated as of May 8, 2007, for a $750 million unsecured revolving line of credit, which had a scheduled maturity date of May 8, 2012, with JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Citibank, N.A., individually and as Syndication Agent and the following other participating commercial lending institutions: Bank of America, N.A., Barclays Bank PLC, Credit Suisse Cayman Islands Branch, Deutsche Bank AG New York Branch, Morgan Stanley Bank, Lehman Brothers Bank, FSB, The Royal Bank of Scotland plc, SunTrust Banks, Inc., Societe Generale, Royal Bank of Canada, and First National Bank of

Omaha. The foregoing entities and certain of their respective affiliates have performed and/or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee or other services for the Company and its subsidiaries, for which they have received and/or will receive customary fees and reimbursement of expenses.

Upon entering into the new Credit Agreement, the outstanding balance on the $750 million unsecured line of credit of $64.4 million was paid off in full and the Amended and Restated Credit Agreement was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the $250 million unsecured line of credit discussed under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1
Credit Agreement dated as of February 17, 2012 among Nelnet, Inc., U.S. Bank National Association, as Administrative Agent, Lead Arranger and Book Runner, Wells Fargo Bank, National Association, as Syndication Agent, and Citibank, N.A. and Royal Bank of Canada, as Co-Documentation Agents, and various lender parties thereto.

10.2	Guaranty dated as of February 17, 2012 by and among each of the subsidiaries of Nelnet, Inc. signatories thereto, in favor of U.S. Bank National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2012
NELNET, INC.

By:    /s/ TERRY J. HEIMES
Name: Terry J. Heimes
Title: Chief Financial Officer

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